Exhibit 12.01


                                  HSBC USA Inc.
                Computation of Ratio of Earnings to Fixed Charges
                          (in millions, except ratios)

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Year Ended December 31,                      2001        2000*         1999         1998         1997
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
Excluding interest on deposits

Income before cumulative effect of
 accounting change                         $  354       $  569       $  464       $  527       $  471
Applicable income tax expense                 226          339          308          238          193
Less undistributed equity earnings              9            8            4            2            2
Fixed charges:
 Interest on:
  Borrowed funds                              337          445          130          204          197
  Long-term debt                              328          420          112           96          112
 One third of rents, net of income
  from subleases                               18           22           15           14           14
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Total fixed charges                           683          887          257          314          323
Earnings before taxes and cumulative
 effect of accounting change based
 on income and fixed charges               $1,254       $1,787       $1,025       $1,077       $  985
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Ratio of earnings to fixed charges           1.84         2.01         3.99         3.43         3.05
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Including interest on deposits

Total fixed charges (as above)             $  683       $  887       $  257       $  314       $  323
Add: Interest on deposits                   1,857        2,334          853          867          679
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Total fixed charges and interest
 on deposits                               $2,540       $3,221       $1,110       $1,181       $1,002
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Earnings before taxes and cumulative
 effect of accounting change based on
 income and fixed charges (as above)       $1,254       $1,787       $1,025       $1,077       $  985
Add: Interest on deposits                   1,857        2,334          853          867          679
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Total                                      $3,111       $4,121       $1,878       $1,944       $1,664
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Ratio of earnings to fixed charges           1.22         1.28         1.69         1.65         1.66
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

*Restated to exclude an investment in an entity transferred to HSBC North America Inc. during 2001.

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